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                                                  OMB Number           3235-0104
                                                  Expires:   September 30, 1998
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  FORM 3            U.S. SECURITIES AND EXCHANGE COMMISSION
  ------                     Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Schneider             Mark                     S.
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  (Last)               (First)                 (Middle)

  1520 E. Pima Street
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                  (Street)

     Phoenix             AZ                     85022
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

     7/7/97
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

     Skymall, Inc.; SKYM
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           VP Marketing Airlines
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6. If Amendment, Date of Original (Month/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                      3. Ownership Form:
1. Title of  2. Amount of Securities     Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned       Indirect (I)      Beneficial Ownership
  (Instr. 4)        (Instr. 4)           (Instr. 5)             (Instr.5)
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     None.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                          3. Title and Amount                    5. Owner-
                                         of Securities Underlying                    ship
                                           Derivative Security                      Form of
                2. Date Exercisable            (Instr. 4)                         Derivative
                 and Expiration Date    -------------------------  4. Conver-      Security:
                  (Month/Day/Year)                       Amount       sion or       Direct   6. Nature of
1. Title of     ----------------------                     or         Exercise      (D) or      Indirect
 Derivative      Date      Expira-                       Number       Price of     Indirect     Beneficial
  Security       Exer-     tion                            of         Derivative     (I)        Ownership
 (Instr. 4)     cisable    Date         Title            Shares       Security     (Instr.5)    (Instr. 5)
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Options (1)    7/7/98     7/7/2007      Common Stock     18,332         8.00         D
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Options (1)    7/7/99     7/7/2007      Common Stock     18,332         8.00         D
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Options (1)    7/7/2000   7/7/2007      Common Stock     18,336         8.00         D
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Explanation of Responses:

     /s/ Mark S. Schneider                                     July 16, 1997
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         Mark S. Schneider                                       Date
   **Signature of Reporting Person

(1) Options granted pursuant to the Company's 1994 Stock Option Plan may be exercised as described above in whole or in part.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.